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                                               EXHIBIT 12-2

          PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES
   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
            AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           SEC METHOD
                             ($000)

                                                    3 MONTHS
                                                      ENDED
                                                    03/31/95
                                                    --------
NET INCOME                                          $152,013

ADD BACK:
- - INCOME TAXES:
     OPERATING INCOME                                 98,035
     NON-OPERATING INCOME                              1,274
                                                     -------
     NET TAXES                                        99,309

- - FIXED CHARGES:
     INTEREST APPLICABLE TO DEBT                     104,063
     ANNUAL RENTALS                                    2,649
                                                     -------
     TOTAL FIXED CHARGES                             106,712

EARNINGS REQUIRED FOR PREFERRED DIVIDENDS:
     DIVIDENDS ON PREFERRED STOCK                      6,063
     ADJUSTMENT TO PREFERRED DIVIDENDS*                3,961
                                                     -------
                                                      10,024

FIXED CHARGES AND PREFERRED DIVIDENDS               $116,736
                                                    ========

EARNINGS BEFORE INCOME TAXES AND
     FIXED CHARGES                                  $358,034
                                                    ========
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDEND REQUIREMENTS          3.07
                                                        ====




 * ADDITIONAL CHARGE EQUIVALENT TO EARNINGS REQUIRED
   TO ADJUST DIVIDENDS ON PREFERRED STOCK TO A PRE-TAX BASIS

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